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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


         1. Liberty Acquisition Corporation, a Tennessee corporation and wholly owned subsidiary of iLinc Communications, Inc.

         2. Special Omega Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of iLinc Communications, Inc.

         3. Pentegra Investments, Inc., a Delaware corporation and wholly owned subsidiary of iLinc Communications, Inc.

         4. Edge Acquisition Subsidiary, Inc., a Delaware Corporation and wholly owned subsidiary of iLinc Communications, Inc.

         5. TW Acquisition Subsidiary, Inc., a Delaware Corporation and wholly owned subsidiary of iLinc Communications, Inc.